Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports third quarter results

LEXINGTON, Ky., October 20, 2009 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the third quarter of 2009. Third quarter revenue of $958 million increased 6 percent sequentially compared to the second quarter of 2009 and decreased 15 percent compared to the same quarter last year.

Earnings Per Share	3Q09	3Q08
GAAP	$0.13	$0.42
Restructuring-related charges & project costs	0.52	0.21
Non-GAAP	$0.65	$0.63

Third quarter GAAP earnings per share were $0.13. Excluding $0.52 per share for restructuring-related activities which includes $0.34 per share for the additional restructuring-related activities the company is announcing today, earnings per share for the third quarter of 2009 would have been $0.65. Third quarter 2008 GAAP earnings per share were $0.42. Earnings per share for the third quarter of 2008 would have been $0.63 excluding $0.21 per share for restructuring-related activities.

“Stronger than expected customer demand drove good sequential growth for Lexmark, exceeding our expectations in the third quarter,” said Paul J. Curlander, Lexmark chairman and chief executive officer.

“We also continued to improve the fundamentals of the business with well received new product introductions in both the inkjet and laser segments. We continued significant expense reductions now totaling $180 million year to date and today announced additional expense and cost actions. We delivered a strong sequential increase in our cash flow, and our overall financial position remains strong with over $900 million in cash and current marketable securities,” Curlander added.

Third quarter Printing Solutions and Services Division revenue of $654 million was up 5 percent sequentially compared to the second quarter of 2009 and declined 14 percent year to year. Imaging Solutions Division revenue of $304 million was up 8 percent sequentially compared to the second quarter of 2009 and declined 18 percent compared to a year ago.

In the third quarter of 2009:
•	Gross profit margin was 32.7 percent versus 32.5 percent in 2008.
•	Operating expense was $289 million compared to $314 million last year.
•
Operating income margin of 2.5 percent includes $51 million pretax restructuring-related charges. Operating income margin in 2008 of 4.8 percent included $25 million pretax restructuring-related charges.

•	Net earnings for the quarter were $10 million compared to third quarter 2008 net earnings of $37 million.

On a non-GAAP basis, excluding restructuring-related charges, in the third quarter of 2009:
•	Gross profit margin would have been 33.9 percent, down 0.2 percentage points from 34.1 percent in the same period last year.
•	Operating expense would have been $250 million, a reduction of $57 million or 19 percent from last year primarily driven by reduced marketing and development expense.
•	Operating income margin would have been 7.8 percent, up from 6.9 percent last year.
•	Net earnings would have been $51 million, compared to $55 million in the third quarter of 2008.

The company ended the quarter with $909 million in cash and current marketable securities. Third quarter net cash provided by operating activities was $147 million. Capital expenditures for the quarter were $51 million. Depreciation and amortization in the quarter was $52 million.

New Lasers Broaden, Strengthen Laser Workgroup Lineup
Earlier this month, Lexmark announced ten new color and monochrome laser devices further strengthening and broadening Lexmark's workgroup line to meet a wider range of customer needs. This announcement includes the introduction of another industry first with a new solutions-ready, touch screen laser printer. Lexmark's T656dne monochrome laser printer is the industry's first single-function monochrome A4 (8.5 inch x 11 inch) laser printer with a touch screen, providing businesses with large workgroups the ability to tap into a powerful solutions platform. The innovative features and advanced workflow capabilities of the Lexmark T656dne enable Lexmark to penetrate a new category of higher price point monochrome single function laser printers.

The laser products and solutions announced by Lexmark over the past year represent the most extensive series of laser product introductions in the company’s history. These new models have dramatically increased the breadth and strength of Lexmark’s laser printer-based solutions and services offerings, better positioning the company to secure high value product installations to capture profitable supplies and services annuities in print-intensive workgroup environments.

Lexmark Announces Additional Restructuring Actions
Lexmark is announcing additional restructuring initiatives designed to streamline its world-wide organization to improve operating efficiencies and effectiveness. The company continues to focus on refining its selling and service organization, reducing its general and administrative expenses, consolidating its cartridge manufacturing capacity, and enhancing the efficiency of its supply chain infrastructure. These moves will allow the company to better deal with the challenging worldwide economic conditions that continue to exist.  Once completed, the initiatives will improve the company’s operating fundamentals and position the company to capitalize on long-term growth opportunities.

This October 2009 plan includes reductions primarily in the areas of manufacturing and supply chain, service delivery overhead, marketing and sales support, corporate overhead, and development. The company expects these actions to be principally complete by the end of the first quarter of 2011.

These October 2009 actions are expected to impact about 825 positions worldwide and will result in total pre-tax charges of approximately $120 million with approximately $33 million incurred in the third quarter of 2009. Lexmark expects these October 2009 actions will generate savings of approximately $70 million in 2010 and ongoing savings of $110 million beginning in 2011 with approximately 60 percent impacting operating expense and 40 percent impacting cost of goods sold.

Looking Forward
In the fourth quarter of 2009, the company currently expects revenue to be up slightly sequentially and GAAP earnings per share to be around $0.11 to $0.21, or $0.50 to $0.60 excluding $0.39 restructuring-related charges. GAAP earnings per share in the fourth quarter of 2008 were $0.23, or $0.75 excluding $0.52 per share for restructuring-related activities.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 31868965.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2008, Lexmark sold products in over 150 countries and reported $4.5 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to the severity and duration of the worldwide recession; fluctuations in foreign currency exchange rates; inability to be successful in the higher-usage segments of the inkjet market; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; market acceptance of new products and pricing programs; increased investment to support product development and marketing; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; restrictions on credit globally; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to meet customer product requirements on a cost competitive basis; failure to execute planned cost reduction measures; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions; inability to perform under managed print services contracts; decreased supplies consumption;

increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct; reliance on international production facilities, manufacturing partners and certain key suppliers; changes in a country’s political conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Revenue	$958.0	$1,130.7	$2,806.7	$3,444.7
Cost of revenue (1) (2)	645.1	763.0	1,879.6	2,224.3
Gross profit	312.9	367.7	927.1	1,220.4

Research and development	91.7	109.9	282.0	318.3
Selling, general and administrative (1) (2)	160.5	197.1	474.4	617.2
Restructuring and related charges (1) (2)	36.7	6.7	44.4	7.7
Operating expense	288.9	313.7	800.8	943.2

Operating income	24.0	54.0	126.3	277.2

Interest (income) expense, net	4.8	1.5	14.9	(8.9)
Other expense (income), net	4.3	3.6	4.2	5.1
Net impairment losses on securities	1.6	0.0	2.4	0.0

Earnings before income taxes	13.3	48.9	104.8	281.0

Provision for income taxes	3.3	12.3	18.6	58.9
Net earnings	$10.0	$36.6	$86.2	$222.1

Net earnings per share:
Basic	$0.13	$0.42	$1.10	$2.41
Diluted	$0.13	$0.42	$1.10	$2.41

Shares used in per share calculation:
Basic	78.3	86.8	78.2	92.0
Diluted	78.6	87.1	78.5	92.2

(1)
Amounts for the three months ended September 30, 2009, include total restructuring-related charges and project costs of $50.8 million with $11.5 million and $2.6 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $36.7 million in Restructuring and related charges.

Amounts for the nine months ended September 30, 2009, include total restructuring-related charges and project costs of $95.4 million with $38.0 million and $13.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $44.4 million in Restructuring and related charges.

(2)
Amounts for the three months ended September 30, 2008, include total restructuring-related charges and project costs of $24.5 million with $17.5 million and $0.3 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $6.7 million in Restructuring and related charges.

Amounts for the nine months ended September 30, 2008, include total restructuring-related charges and project costs of $46.0 million with $27.3 million and $11.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $7.7 million in Restructuring and related charges.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	September 30	December 31
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$250.5	$279.2
Marketable securities	658.3	694.1
Trade receivables, net	444.9	427.3
Inventories	342.9	438.3
Prepaid expenses and other current assets	225.9	223.8
Total current assets	1,922.5	2,062.7

Property, plant and equipment, net	911.2	863.2
Marketable Securities	21.7	24.7
Other assets	310.1	314.8
Total assets	$3,165.5	$3,265.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term debt	$-	$5.5
Accounts payable	480.6	557.1
Accrued liabilities	636.6	694.9
Total current liabilities	1,117.2	1,257.5

Long-term debt	648.9	648.7
Other liabilities	455.1	547.1
Total liabilities	2,221.2	2,453.3

Stockholders' equity:
Common stock and capital in excess of par	814.4	804.4
Retained earnings	780.0	692.5
Treasury stock, net	(404.5)	(404.5)
Accumulated other comprehensive loss	(245.6)	(280.3)
Total stockholders' equity	944.3	812.1
Total liabilities and stockholders' equity	$3,165.5	$3,265.4

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	3Q09	3Q08
GAAP	$10	$37
Restructuring-related charges & project costs	41	18
Non-GAAP	$51	$55

Earnings Per Share Guidance	4Q09	4Q08
GAAP	$0.11 - $0.21	$0.23
Restructuring-related charges & project costs	0.39	0.52
Non-GAAP	$0.50 - $0.60	$0.75

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Gross Profit Margin (%)	3Q09	3Q08
GAAP	32.7%	32.5%
Restructuring-related charges & project costs	1.2%	1.6%
Non-GAAP	33.9%	34.1%

Operating Expense (In Millions)	3Q09	3Q08
GAAP	$289	$314
Restructuring-related charges & project costs	(39)	(7)
Non-GAAP	$250	$307

Operating Income (In Millions)	3Q09	3Q08
GAAP	$24	$54
Restructuring-related charges & project costs	51	25
Non-GAAP	$75	$79

Operating Income Margin (%)	3Q09	3Q08
GAAP	2.5%	4.8%
Restructuring-related charges & project costs	5.3%	2.1%
Non-GAAP	7.8%	6.9%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, and allocating resources. Management uses GAAP and non-GAAP financial performance metrics for employee incentive compensation.  Additionally, management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. Management believes the specific identification of and the exclusion of the impacts of the Company’s restructuring-related actions improve the shareholders’ ability to assess the performance of the Company since the nature, size and amount of the actions taken by the Company can vary from period to period. Additionally, management provides both GAAP and non-GAAP measures to provide shareholders with additional information that shareholders can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific projects involved with restructuring-related actions approved by management, along with their associated budgeted costs.  Subsequently, actual costs associated with these approved restructuring-related programs are monitored and compared to budgeted costs to assure the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs.  Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.